Exhibit 10.1

January 17, 2019

Paul Baker

Dear Paul,

It is my pleasure to offer you a position as Strategic Business Officer. I am certain your experience will greatly enhance Kopin’s capabilities. You will serve as an employee at will reporting to John C.C. Fan, President and CEO.

Your bi-weekly rate of pay will be $11,346.15 which will be paid in accordance with the Company’s standard payroll practices and is equal to a gross annual salary of $295,000.00, subject to withholdings in accordance with applicable state and federal laws. In addition, you will be granted fifty thousand (50,000) shares of Restricted stock of the Company’s Common stock subject to formal approval by the Company’s Compensation Committee and subject to the vesting schedule set forth below. (Please see note on Restricted stock in next paragraph).

Subject to the Compensation Committee’s approval of the grant of Restricted stock, and subject to your continued employment, the fifty thousand (50,000) shares of stock will vest at the rate of 20% on each of the first five December 10th anniversaries commencing on December 10, 2019. The Restricted stock will be subject to the terms of the Company’s 2010 Equity Incentive Plan and any applicable Restricted stock agreements. You must be actively employed by Kopin on the vesting date for any shares to vest. The tax obligations associated with the restricted stock are solely your responsibility.

You will be eligible to participate in all applicable group employee benefit plans or programs offered by the Company on the same basis as other employees, in accordance with the terms of those benefit plans or programs, as they may be amended from time to time.

This offer is contingent upon you not having any other agreement with another employer or party that imposes any restriction on your employment with Kopin. By signing below, you certify you are not a party to any other such agreement and your acceptance of this offer will not breach any obligation to any other party. If you have such an agreement, please immediately provide a copy to the Company for review. You further certify you are not aware of any situation creating or appearing to create a conflict of interest between you and the Company.

While employed by the Company, you agree to devote your full time, attention, energy, knowledge, and skills to carrying out your duties and responsibilities, which you promise to perform faithfully, diligently and to the best of your ability. Throughout your employment with the Company, you will be subject to and required to comply with such policies and procedures as the Company may establish from time to time, including, but not limited to, those set forth in the Company’s employee handbook, a copy of which will be provided to you on the first day of your employment with the Company.

By signing this letter, you understand and agree your employment is “at will,” meaning that either party can terminate the relationship at any time with or without cause and with or without notice. This letter is not intended, nor should it be considered, as a contract of employment. Rather, the terms contained herein are a summary of our initial employment relationship and are subject to later modification by the Company. Neither length of employment nor any express or implied representations can alter the at-will employment relationship, which can be modified only by a written agreement setting forth a specific term of employment and signed by the CEO or CFO.

You acknowledge this offer letter represents the entire agreement between you and Kopin with respect to the subject matter hereof and supersedes all prior agreements or understanding between you and the Company, whether written or verbal.

To accept this offer of employment, please sign and date both copies of this letter. Please return one executed copy to Lindi Lee, Human Resources Director. Acceptance of this offer is required no later than Monday, January 21, 2019, and is contingent on completion of acceptable background checks and personal references if applicable

This offer of employment is further contingent upon Kopin receiving from you all required signed new-hire documents, including the attached restrictive covenants agreement.

Sincerely,

/s/ Dr. John Fan

Dr. John Fan
President & Chief Executive Officer

Agreed to and accepted by:

/s/ Paul Baker

Paul Baker